EXHIBIT 11

               Statement re: Computation of Earnings Per Share
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CULLEN/FROST BANKERS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
Basic and Diluted (Unaudited)
(in thousands, except per share amounts)

Basic Earnings Per Share                            1997       1996        1995
                                                   =======    =======    =======
Net Income ....................................    $63,485    $54,978    $46,279
                                                   =======    =======    =======
Weighted average number of common
  shares outstanding ..........................     22,369     22,444     22,309
                                                   =======    =======    =======
Basic earnings per common share ...............    $  2.84    $  2.45    $  2.07



Diluted Earnings  Per Share                          1997       1996       1995
                                                   =======    =======    =======
Net Income ....................................    $63,485    $54,978    $46,279
                                                   =======    =======    =======
Weighted average number of common
  shares outstanding ..........................     22,369     22,444     22,309
Addition from assumed exercise of
  stock options ...............................        696        462        367
                                                   -------    -------    -------
Weighted average number of common shares
  outstanding, including dilutive effect
  of stock options ............................     23,065     22,906     22,676
                                                   =======    =======    =======
Diluted earnings per common share .............    $  2.75    $  2.40    $  2.04